UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2018

Arena Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-31161	23-2908305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6154 Nancy Ridge Drive, San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 453-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this report, “Arena Pharmaceuticals,” “Arena,” “Company,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides. Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Manmeet S. Soni to our Board of Directors

Effective December 14, 2018, our board of directors (the “Board”) increased the size of the Board from eight directors to nine directors and appointed Manmeet S. Soni to serve as director until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Board also appointed Mr. Soni to its Audit Committee.

Mr. Soni, 41, has served as Senior Vice President, Chief Financial Officer of Alnylam Pharmaceuticals, Inc. since May 2017. From March 2016 to February 2017, Mr. Soni served as the Executive Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., a biopharmaceutical company, when ARIAD was acquired by Takeda Pharmaceutical Company Limited. Mr. Soni continued as an employee of ARIAD through May 2017. Previously, he served as Chief Financial Officer of Pharmacyclics, Inc., a biopharmaceutical company, until its acquisition by AbbVie, Inc., in May 2015, after which he supported AbbVie during the post-acquisition transition through September 2015. He first joined Pharmacyclics in September 2012 as corporate controller and served in various roles prior to being appointed as Chief Financial Officer and Treasurer in February 2014. Prior to joining Pharmacyclics, Mr. Soni worked at ZELTIQ Aesthetics Inc., a publicly held medical technology company, as well as PricewaterhouseCoopers, in the Life Science and Venture Capital Group, and at PricewaterhouseCoopers India, providing audit and assurance services. Mr. Soni serves as director of Pulse Biosciences, Inc. Mr. Soni is a certified public accountant and completed his Chartered Accountancy from the Institute of Chartered Accountants of India.

There is no arrangement or understanding between Mr. Soni and any other person pursuant to which Mr. Soni was selected as a director, and there are no actual or proposed transactions between us and Mr. Soni or any related person that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Soni is entitled to receive compensation and participate in plans of ours applicable to our non-employee directors, as more particularly described in the summary of our Non-Employee Director Compensation program that was filed as Exhibit 10.1 to our Current Report on Form 8-K on July 10, 2018. In accordance with such program, on the date of his appointment, Mr. Soni was awarded 5,000 options to purchase shares of our common stock with exercise prices of $41.09 per share, and 3,650 restricted stock units. The stock options and restricted stock units were granted under the Company’s Amended and Restated 2017 Long Term Incentive Plan, filed as Exhibit 99.1 to our Registration Statement on Form S-8 on June 14, 2018, and will be governed by such plan and the forms of grant agreement for non-employee directors. In accordance with the program, Mr. Soni will also be entitled to receive a quarterly retainer of $16,250 for his service as a director and Audit Committee member.

We have also entered into our standard form of indemnification agreement (the “Indemnity Agreement”) with Mr. Soni. The Indemnity Agreement provides, among other things, that we will indemnify Mr. Soni, under the circumstances and to the extent provided therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his service to us as a director, and otherwise to the fullest extent under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 17, 2018	Arena Pharmaceuticals, Inc.

	By:	/s/ Amit D. Munshi
Amit D. Munshi
President and Chief Executive Officer